       As filed with Securities and Exchange Commission on January 5, 2001
                                                 Registration No. 333-
                                                                      ---------

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                             PATTERSON ENERGY, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                       75-2504748
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                               4510 Lamesa Highway
                               Snyder, Texas 79549
                                 (915) 573-1104

    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                Cloyce A. Talbott
                               4510 Lamesa Highway
                               Snyder, Texas 79549
                                 (915) 573-1104

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Thomas H. Maxfield, Esq.
                              Baker & Hostetler LLP
                        303 East 17th Avenue, Suite 1100
                           Denver, Colorado 80203-1264

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

===========================    ===================    ==================    ===================      ================
                                                                                 Proposed
  Title of each class of                               Proposed maximum          maximum
    Securities to be               Amount to be        offering price per    aggregate offering         Amount of
       registered                  registered(1)            share(2)             price(2)            registration fee
---------------------------    -------------------    ------------------    -------------------      ----------------
 Common Stock,
   par value $.01 per             810,070 Shares             $34.1875            $27,694,268               $6,924
   share
===========================    ===================    ==================    ===================      ================

(1) Pursuant to Rule 416, this registration statement also covers such indeterminate number of shares of the Registrant's Common Stock as may be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this registration statement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported sales prices of the Registrant's Common Stock on January 3, 2001 as reported on the Nasdaq National Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                                 810,070 SHARES

                             PATTERSON ENERGY, INC.

                                  COMMON STOCK


         This prospectus relates to 810,070 shares of Patterson that may be offered for sale or otherwise transferred from time to time by certain of our stockholders. See "Selling Stockholders." We have agreed to pay all fees and expenses incident to this offering.

         The common stock is traded on the Nasdaq National Market under the symbol "PTEN." On January 4, 2001, the closing sales price of our common stock was $29.9375 per share.

                                   ----------


         Prospective purchasers of the common stock should consider carefully the matters set forth under "Risk Factors" beginning on page 6.

                                   ----------


         The Securities and Exchange Commission and State Securities regulators have not approved or disapproved these shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------


         The selling stockholders may offer these shares from time to time to purchasers directly or through agents, brokers or dealers. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The agents, brokers or dealers through whom sales are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any amounts received by them in exchange for their services in connection with such sales may be deemed to be underwriting commissions. See "Plan of Distribution."







                                January ___, 2001

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   ----------

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
         Forward Looking Statements......................................................................2
         Incorporation Of Certain Documents By Reference.................................................3
         Patterson.......................................................................................5
         Risk Factors....................................................................................6
         Use Of Proceeds................................................................................10
         Dividend Policy................................................................................10
         Selling Stockholders...........................................................................10
         Description Of Capital Stock...................................................................11
         Plan Of Distribution...........................................................................13
         Legal Matters..................................................................................14
         Independent Accountants........................................................................14
         Expert.........................................................................................14
         Where You Can Find More Information............................................................15


                           FORWARD LOOKING STATEMENTS

         Some statements contained in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, statements relating to the drilling and completion of wells, well operations, utilization rates of drilling rigs, oil and natural gas prices, reserve estimates (including related future net revenue and present value estimates), business strategies and other plans and objectives of our management for future operations and activities and other such matters. The words "believes," "budgeted," "plan," "plans," "estimates," "expect," "expects," "intends," "strategy," "project," "will," "could," "may" and similar expressions identify forward-looking statements. Actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause such a difference include:

         o        Swings in oil and natural gas prices;

         o        Swings in demand for contract drilling services;

         o Shortages of drill pipe and other drilling equipment; o Shortages of qualified drilling personnel;

         o        Effects of competition from other drilling contractors;

         o        Occurrence of operating hazards and uninsured losses; and

         o Governmental regulation, among others described under "Risk Factors" below.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

         This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

         (1) Patterson's Current Report on Form 8-K dated December 22, 1999, filed with the SEC on January 7, 2000;

         (2) Patterson's Current Report on Form 8-K dated February 3, 2000, filed with the SEC on February 9, 2000;

         (3) Patterson's Current Report on Form 8-K dated February 7, 2000, filed with the SEC on February 9, 2000;

         (4) Patterson's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 29, 2000;

         (5) Patterson's Current Report on Form 8-K dated March 31, 2000, filed with the SEC on April 4, 2000;

         (6) Patterson's Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 22, 2000, filed with the SEC on May 1, 2000;

         (7) Patterson's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000;

         (8) Patterson's Form 10/KA dated June 12, 2000 to Annual Report on Form 10-K, filed with the SEC on June 12, 2000;

         (9) Patterson's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000;

         (10) Patterson's Current Report on Form 8-K dated June 2, 2000, filed with the SEC on August 22, 2000;

         (11) Patterson's Current Report on Form 8-K dated July 27, 2000, filed with the SEC on August 22, 2000;

         (12) Patterson's Current Report on Form 8-K, dated September 11, 2000, filed with the SEC on September 13, 2000;

         (13) Patterson's Current Report on Form 8-K, dated October 3, 2000, filed with the SEC on November 11, 2000;

         (14) Patterson's Quarterly Report on Form 10Q for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000;

         (15) Patterson's Current Report on Form 8-K, dated November 20, 2000, filed with the SEC on December 1, 2000

         (16) Patterson's Current Report on Form 8-K dated November 15, 2000, filed with the SEC on December 1, 2000;

         (17) The description of Patterson's common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 2, 1993.

         We incorporate by reference additional documents that we may file with the SEC under Section 13(a), 15(c), 14 or 14(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                            Jonathan D. (Jody) Nelson
                             Chief Financial Officer
                             Patterson Energy, Inc.
                               4510 Lamesa Highway
                                  P.O. Box 1416
                               Snyder, Texas 79550
                                 (915) 573-1104

         We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the Securities offered by this document is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                                    PATTERSON

         Patterson is one of the leading providers of domestic land drilling services to major and independent oil and natural gas companies. Formed in 1978 and reincorporated in 1993 as a Delaware corporation, Patterson focuses it operations in Texas, New Mexico, Oklahoma, Louisiana and Utah. We currently have a drilling fleet of 152 rigs, 138 of which are currently operable. We are also engaged in the acquisition, exploration, development, and production of crude oil and natural gas and provide contract drilling and completion fluid services to other oil and natural gas operators.

         The Company has established a reputation for reliable, high quality drilling equipment and well-trained crews. We continually seek to modify and upgrade our equipment to maximize the performance and capabilities of our drilling rig fleet, which we believe provides us with a competitive advantage. Additionally, we have the in-house capability to design, manufacture, repair and modify our drilling rigs. Of our drilling rigs, 91 are capable of drilling to depths of 12,000 feet and greater, including 52 that are capable of drilling to 15,000 feet and greater. During 2000, we drilled 1,441 wells for 240 non-affiliated customers.

         Our oil and natural gas activities are designed to complement our land drilling operations and diversify our overall business strategy. These activities are primarily focused in mature producing regions in the Permian Basin and South Texas. Oil and natural gas operations comprised approximately 5% of our consolidated operating revenues for the nine months ended September 30, 2000. At December 31, 1999, our proved developed reserves were approximately 1.9 million BOE and had a present value (discounted at 10% before income taxes) of estimated future net revenues of approximately $17.2 million.

         Our drilling and completion fluid services are provided to operators of oil and natural gas wells located in our areas of operation. Operating revenues derived from these activities constituted approximately 7% of Patterson's consolidated operating revenues for the nine months ended September 30, 2000. We believe that these services integrate well with our other core operating activities.

         Our headquarters are located at 4510 Lamesa Highway, Snyder, Texas, and our telephone number at that address is (915) 573-1104. We also have small offices variously located in Texas, Oklahoma, New Mexico, Utah, and Louisiana with yard facilities located in each of our areas of operations.

         You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

                                  RISK FACTORS

         Ownership of shares of Patterson common stock involves certain risks. In determining whether to purchase shares, you should carefully consider the following risk factors and other information contained in or incorporated by reference in this prospectus or in any applicable prospectus supplement.

                 RISKS RELATED TO PATTERSON'S BUSINESS GENERALLY

PATTERSON IS DEPENDENT ON THE OIL AND NATURAL GAS INDUSTRY AND MARKET PRICES FOR OIL AND NATURAL GAS. DECLINES IN OIL AND NATURAL GAS PRICES HAVE ADVERSELY AFFECTED PATTERSON'S OPERATIONS.

         Patterson's revenue, profitability and rate of growth are substantially dependent upon prevailing prices for oil and natural gas. In recent years, oil and natural gas prices and, therefore, the level of drilling, exploration, development and production, have been extremely volatile. Prices are affected by market supply and demand factors as well as international military, political and economic conditions and the ability of the Organization of Petroleum Exporting Countries to set and maintain production and prices. All of these factors are beyond our control. We expect oil and natural gas prices to continue to be volatile and to effect our financial condition and operations and ability to access sources of capital.

INDUSTRY CONDITIONS FOR CONTRACT DRILLING SERVICES HAVE BEEN POOR FOR MUCH OF THE TIME SINCE 1982.

         The contract drilling business experienced increased demand for drilling services from 1995 through the third quarter of 1997 and from approximately the third quarter of 1999 to the present due in each case to strong oil and natural gas prices. However, except for those periods and other occasional upturns, the market for onshore contract drilling services has generally been depressed since 1982. Since this time and except during the occasional upturns, there have been substantially more drilling rigs available than necessary to meet demand in most operating and geographic segments of the domestic drilling industry. As a result, drilling contractors have had difficulty sustaining profit margins.

         In addition to adverse effects that future declines in demand could have on Patterson, ongoing movement of drilling rigs from region to region or reactivation of onshore drilling rigs or new construction of drilling rigs could adversely effect utilization rates and pricing, even in an environment of stronger oil and natural gas prices and increased drilling activity. We cannot predict either the future level of demand for our contract drilling services or future conditions in the contract drilling business.

SHORTAGE OF DRILL PIPE AND OTHER DRILLING EQUIPMENT COULD ADVERSELY AFFECT PATTERSON'S DRILLING OPERATIONS.

         The increased demand for domestic drilling from mid-1995 through the third quarter of 1997 and related increase in contract drilling activity resulted in a shortage of drill pipe and other ancillary drilling equipment throughout the industry. This shortage caused the price of drill pipe to increase significantly and required that orders for new drill pipe be placed at least one year in advance. Notwithstanding the recent increase in demand for contract drilling services, we have not experienced a drill pipe shortage, due in part to a long-term drill pipe supply contract at a fixed price. This contract expired in November 2000. Severe problems associated with drill pipe shortages recur. Additionally, further increases in demand for drilling services could cause shortages in other drilling parts. Severe shortages could impair Patterson's ability to obtain the equipment required for its contract drilling operations.

THE INDUSTRIES IN WHICH PATTERSON OPERATES ARE HIGHLY
COMPETITIVE.

         The inability to compete effectively in the contract drilling industry would adversely impact Patterson's operations. Price is generally the most important competitive factor. Other competitive factors include the availability of drilling equipment and experienced personnel at or near the time and place required by customers, the reputation of the drilling contractor and its relationship with existing customers. Competition usually exists on a regional basis, although drilling rigs are mobile and can be moved from one region to another in response to increased demand. An oversupply of drilling rigs in any region may result. Demand for land drilling equipment is also dependent on the exploration and development budgets of oil and natural gas companies, which are in turn influenced primarily by the financial condition of such companies, by general economic conditions, by prices of oil and natural gas, and from time to time political considerations and policies. It is not practical to estimate the number of contract drilling competitors of Patterson, some of which have substantially greater resources than Patterson. Also, in recent years, many drilling companies have consolidated or merged with other companies. Although this consolidation has decreased the total number of competitors, Patterson believes the competition for drilling services will continue to be intense.

         There is also substantial competition for the acquisition of oil and natural gas leases suitable for exploration and for the hiring of experienced personnel. Patterson's competitors in the exploration, development and production segment of its operations include major integrated oil and natural gas companies, numerous independent oil and natural gas companies, drilling and production purchase programs and individual producers and operators. Patterson's ability to increase its holdings of oil and natural gas reserves in the future is directly dependent upon its ability to select, acquire and develop suitable prospects in competition with those companies. Many competitors have financial resources, staff, facilities and other resources significantly greater than those of Patterson.

         Additionally, there is substantial competition in the fluids services business. As is the case with our contract drilling and exploration and production businesses, many of our competitors have financial resources, staff, facilities and other resources significantly greater than those of Patterson.

LABOR SHORTAGES ARE ADVERSELY AFFECTING PATTERSON'S DRILLING OPERATIONS.

         The increase in domestic drilling demand from mid-1995 through the third quarter of 1997 and related increase in contract drilling activity caused a shortage of qualified drilling rig personnel in the industry. This increase adversely impaired our ability to attract and retain sufficient qualified personnel and to market and operate our drilling rigs. Further, labor shortages resulted in wage increases, which impacted our operating margins. The return to higher demand levels in the contract drilling industry in 2000 has reinstated the problems associated with labor shortages. Of particular concern to us is that these problems are more severe than those previously experienced by Patterson and were reinstated at a much lower rig utilization rate than experienced in the past. These labor shortages are adversely effecting Patterson's operations. They are impeding Patterson's ability to place additional drilling rigs into operation and are causing delays in the drilling of new wells for Patterson customers.

PATTERSON HAS SIGNIFICANT BORROWINGS; FAILURE TO REPAY COULD RESULT IN FORECLOSURE ON DRILLING RIGS.

         Patterson has a $70 million credit facility with an outstanding principal balance of $25 million at December 31, 2000. All of Patterson's drilling assets are pledged as collateral on the facility. The loan is payable in monthly payments of interest only until February 2001, at which time the loan will convert to a term loan with a 60-month principal and interest amortization. A decline in general economic conditions in the oil and natural gas industry could adversely affect Patterson's ability to repay the loan. Failure to repay could, at the lender's election, result in acceleration of the maturity date of the loan and foreclosure on the drilling assets. Additionally, the loan agreement contains a number of covenants, including financial covenants, the failure of which to satisfy could also cause acceleration of the maturity date and require immediate repayment.

CONTINUED GROWTH THROUGH RIG ACQUISITIONS IS NOT ASSURED.

         Patterson substantially increased its drilling rig fleet over the past several years through strategic acquisitions. Although the land drilling industry has experienced significant consolidation over the past few years, Patterson believes that acquisition opportunities still exist. However, there can be no assurance that suitable acquisitions can be found. We are likely to continue to face intense competition from other companies for available acquisition opportunities.

         There can be no assurance that Patterson will have sufficient capital resources to complete acquisitions, that acquisitions can be completed on terms acceptable to us or that any completed acquisition would improve Patterson's financial condition, results of operation, business or prospects in any material manner. In fact, Patterson may incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with any such acquisitions. Additional debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity or convertible shares could be dilutive to our existing stockholders. Also, continued growth could strain Patterson's management, operations, employees and resources.

PATTERSON'S OPERATIONS ARE SUBJECT TO OPERATING HAZARDS AND UNINSURED RISKS.

         Contract drilling and oil and natural gas activities are subject to a number of risks and hazards. These could cause serious injury or death to persons, suspension of drilling operations, serious damage to equipment or property of others, and damage to producing formations in surrounding areas. Our operations could also cause environment damage, particularly through oil spills, gas leaks, discharges of toxic gases or extensive uncontrolled fires. In addition, we could become subject to liability for reservoir damages. The occurrence of a significant event, including pollution or environmental damage, could materially affect our operations and financial condition.

         We believe we are adequately insured or indemnified against normal and foreseeable risks in our operations in accordance with industry standards. However, such insurance or indemnification may not be adequate to protect Patterson against liability from all consequences of well disasters, extensive fire damage or damage to the environment. There is no assurance that Patterson will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. In addition to insurance, Patterson generally seeks to obtain indemnity agreements whenever possible from its customers requiring them to hold Patterson harmless if production or reservoir damage occurs. However, even when we are successful in obtaining contractual indemnification, the customer may not maintain adequate insurance to support such indemnification.

VIOLATIONS OF ENVIRONMENTAL LAWS AND REGULATIONS COULD MATERIALLY ADVERSELY AFFECT PATTERSON'S OPERATIONS.

         Patterson's operations are subject to numerous domestic laws and regulations that relate directly or indirectly to the drilling of oil and natural gas wells, including laws and regulations controlling the discharge of materials into the environment, requiring removal and clean-up under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose strict liability, rendering an entity liable for environmental damage without regard to negligence or to the fault on the part of such entity. Such laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with all applicable laws at the time such acts were performed.

         Although we generally have been able to obtain some degree of contractual indemnification from our customers in most of our day rate drilling contracts against pollution and environmental damages, there is no assurance that Patterson will be able to enforce the indemnification in all instances, that the customer will be financially able in all cases to comply with its indemnity obligations, or that Patterson will be able to obtain such indemnification agreements in the future. No such indemnification is typically available for turnkey contracts. While we also maintain insurance coverage against certain environmental liabilities, including pollution caused by sudden and accidental oil spills, we cannot assure that we will continue to be able to secure or carry this insurance or, if Patterson were able to do so, that the coverage would be adequate to cover the liabilities.

ESTIMATES OF PATTERSON'S OIL AND NATURAL GAS RESERVES ARE UNCERTAIN.

         Estimates of our proved reserves and future net revenues derived therefrom are based on engineering reports prepared by an independent petroleum engineer based upon a review of production histories and other geologic, economic, ownership and engineering data provided by Patterson. These estimates are based on several assumptions that the SEC requires oil and natural gas companies to use, including, for example, constant oil and natural gas prices. Such estimates are inherently imprecise indications of future net revenues. Actual future production, revenues, taxes, production costs and development costs may vary substantially from those assumed in the estimates. Any significant variance could materially affect the estimates. In addition, our reserves might be subject to upward or downward adjustment based on future production, results of future exploration and development, prevailing oil and natural gas prices and other factors.

                     RISKS RELATED TO PATTERSON'S OPERATIONS

THE LOSS OF SERVICES OF KEY OFFICERS COULD HURT PATTERSON'S OPERATIONS.

         Patterson is highly dependent on its executive officers and key employees. The unexpected loss of the services of any of these individuals, particularly Cloyce A. Talbott or A. Glenn Patterson, Chief Executive Officer and the President, respectively, could have a detrimental affect on Patterson. Patterson has no employment agreements with any of its executive officers.

ANTI-TAKEOVER MEASURES IN PATTERSON'S CHARTER DOCUMENTS AND UNDER STATE LAW COULD DISCOURAGE AN ACQUISITION OF PATTERSON AND THEREBY AFFECT THE RELATED PURCHASE PRICE.

         Patterson, as a Delaware corporation, is subject to the Delaware General Corporation Law, including Section 203, an anti-takeover law enacted in 1988. Patterson has also enacted certain anti-takeover measures, including a stockholders rights plan. In addition, our Board of Directors has the authority to issue up to one million shares of preferred stock and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of that stock without further vote or action by the holders of the common stock. As a result of these measures and others, potential acquirers of Patterson may find it more difficult or be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of Patterson securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to their transactions.

PATTERSON HAS PAID NO DIVIDENDS ON ITS COMMON STOCK AND HAS NO PLANS TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         Patterson has not declared or paid cash dividends on its common stock in the past and does not expect to declare or pay any cash dividends on its common stock in the foreseeable future. The terms of our existing credit facility prohibit payment of dividends by Patterson without the prior written consent of the noteholders

PARTICIPATION BY PATTERSON DIRECTORS AND OFFICERS IN OIL AND NATURAL GAS PROSPECTS COULD CREATE CONFLICTS OF INTEREST.

         Certain of Patterson's directors and executive officers and their respective affiliates have participated and may continue to participate from time to time in oil and natural gas prospects and properties in which Patterson has an interest. Conflicts of interest may arise between such persons and Patterson as to the advisability of conducting drilling and recompletion activities on these properties. Of the 184 wells operated by Patterson at June 30, 2000, Patterson's directors, officers and/or their respective affiliates were working interest owners in approximately 147 wells.

PATTERSON BOARD MAY ISSUE PREFERRED STOCK WITH RIGHTS AND PREFERENCES ADVERSE TO COMMON STOCK.

         Patterson has a class of authorized preferred stock. Patterson's Board of Directors, without stockholder approval, may issue shares of the preferred stock with rights and preferences adverse to the voting power or other rights of the holders of common stock. Patterson has not issued any shares of preferred stock. However, as of November 30, 2000, an aggregate of 371,497 shares of preferred stock had been reserved for issuance upon exercise of the Rights described under "Description of Capital Stock - Stockholder Rights Plan," below.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                                 DIVIDEND POLICY

         Patterson has not paid cash dividends on our common stock in the past and does not expect to pay any cash dividends on the common stock in the foreseeable future. We instead intend to retain our earnings to support the operations and growth of our businesses. Any future cash dividends would depend on future earnings, capital requirements, Patterson's financial condition and other factors deemed relevant by our Board of Directors. In addition, the terms of an existing credit facility prohibit payment of dividends by Patterson without the prior written consent of the noteholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the selling stockholders and the beneficial ownership of common stock by them before and after the offering being made hereby. The information was provided to Patterson by the selling stockholders for inclusion in this prospectus.

                                                                         Shares Being
                                                Shares Owned              Offered in             Shares Owned
         Name                                  Before Offering          the Offering(1)          After Offering(2)
         ----                           ---------------------------     --------------        ----------------------
                                            Number          Percent                           Number         Percent
                                        -------------       -------                           ------         -------
LaWayne Jones                                650,708           *              650,708            -0-             -0-

Lance E. Jones                               159,362           *              159,362            -0-             -0-
                                        ------------                     ------------

               Totals..............          810,070                          810,070
                                        ============                     ============

----------

*  Less than 1%.

(1) These shares were issued by Patterson in January 2001 as partial consideration for the acquisition by us of Jones Drilling Corporation and the assets of L.E. Jones Drilling Company, both of which entities were privately-owned and affiliated Oklahoma corporations. These two entities owned a total of fourteen operable drilling rigs and eight non-operable drilling rigs and related equipment at the time of the acquisition.

(2)      Assumes all Shares offered hereby are sold.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized by our Restated Certificate of Incorporation, as amended, to issue 50 million shares of common stock and one million shares of preferred stock. As of November 30, 2000, there were 37,149,736 shares of our common stock issued and outstanding and no issued and outstanding shares of our preferred stock.

COMMON STOCK

         A summary of the terms and provisions of our common stock is set forth below.

         Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board out of funds legally available therefor. However, if any shares of our preferred stock are at the time outstanding, the payment of dividends on our common stock or other distributions (including Patterson repurchases of our common stock) will be subject to the declaration and payment of all cumulative dividends on our outstanding shares of preferred stock.

         Liquidation. In the event of the dissolution, liquidation or winding up of Patterson, holders of common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Patterson's indebtedness, and the payment of the aggregate liquidation preference of the preferred stock.

         Voting. Our stockholders are entitled to one vote for each share on all matters voted on by our stockholders, including election of directors. Shares of common stock held by Patterson or any entity controlled by Patterson do not have voting rights and are not counted in determining the presence of a quorum. Our directors are elected annually. Holders of our common stock have no cumulative voting rights.

         No Other Rights. The holders of our common stock do not have any conversion, redemption or preemptive rights.

         Transfer Agent. The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

         Listing. Shares of Patterson's outstanding common stock are traded on the Nasdaq National Market.

PREFERRED STOCK

         Our preferred stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in Patterson's Restated Certificate of Incorporation, as amended, as our Board determines. The rights, preferences, limitations and restrictions on different series of preferred stock may differ with respect to:

         o        dividend rates,

         o        amounts payable on liquidation,

         o        voting rights,

         o        conversion rights,

         o        redemption provisions,

         o        sinking fund provisions, and

         o        other matters.

         Our Board may authorize the issuance of preferred stock ranking senior to our common stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, our Board is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on common stock to be effective while any shares of our preferred stock are outstanding. Our Board, without stockholder approval, can issue preferred stock with voting, conversion and other rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Patterson. Patterson has not issued any shares of preferred stock. However, as of November 30, 2000, an aggregate of 371,497 shares of preferred stock had been reserved for issuance upon exercise of the Rights described under "--Stockholder Rights Plan."

STOCKHOLDER RIGHTS PLAN

         In January 1997, our Board adopted a stockholder rights plan under which stockholders of record as of January 17, 1997, received a dividend in the form of preferred share purchase rights (the "Rights"). The Rights permit the holder to purchase one one-hundredth of a share (a unit) of Series A preferred stock at an initial exercise price of $41.50 per share under certain circumstances. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the Rights are subject to adjustment. The Rights expire on January 2, 2007 unless earlier redeemed or exchanged. Until a Right is exercised, the holder thereof has no rights as a stockholder of Patterson, including the right to vote or receive dividends. The Rights become exercisable on the earlier to occur of (i) the acquisition by a person or group of affiliated or associated persons of 15% or more of the outstanding shares of common stock, or (ii) 10 days following the commencement of or announcement of an intention to acquire 15% or more of the outstanding shares of common stock through a tender offer or exchange offer.

OTHER PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECT

         Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which, along with certain provisions of the

Delaware General Corporation Law (the "DGCL"), may have the effect of delaying or deterring any unsolicited takeover attempts notwithstanding that a majority of the stockholders might benefit from such a takeover or attempt. Section 203 of the DGCL, which applies to Patterson since the common stock is traded on the Nasdaq National Market, restricts certain "business combinations" with an "interested stockholder" for three years following the date such person becomes an interested stockholder, unless the Board of Directors approves the business combination. "Business combinations" is defined to include mergers, sale of assets and other similar transactions with an "interested stockholder." An "interested stockholder" is defined as a person who, together with affiliates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. By delaying or deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for Patterson's common stock.

         Patterson's Restated Certificate of Incorporation, as amended, and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The following paragraphs set forth a summary of these provisions:

         Special Meetings of Stockholders. The Restated Certificate of Incorporation, as amended, provides that special meetings of stockholders may be called only by our Board (or a majority of the members thereof), the Chief Executive Officer, the President or the holders of a majority of the outstanding stock entitled to vote at such special meeting. This provision will make it more difficult for stockholders to call a special meeting.

         No Stockholder Action by Written Consent. The Restated Certificate of Incorporation, as amended, provides that stockholder action may be taken only at annual or special meetings and not by written consent of the stockholders.

         Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of Patterson not less than 30 days nor more than 60 days prior to the meeting as originally scheduled; provided that in the event less than 40 days written notice is given to stockholders, notice by the stockholder to be made timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed. The Bylaws also specify certain requirements for a stockholders notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual meeting or from making nominations for directors at an annual meeting.

         Authorized Class of Preferred Stock. See "Description of Capital Stock" for information concerning Patterson's capital stock.

                              PLAN OF DISTRIBUTION

         The distribution of the shares by the selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market or otherwise, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling their shares to or through broker dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any commissions received by them may be deemed to be underwriting compensation.

         In accordance with applicable rules and regulations promulgated under the Exchange Act, any person engaged in the distribution of any of the selling stockholders' shares may not simultaneously engage in market activities with respect to any of the common stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

         Patterson and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities, under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for Patterson by Baker & Hostetler LLP, Denver, Colorado. A member of that firms owns 6,000 shares of Patterson's common stock.

                             INDEPENDENT ACCOUNTANTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited interim financial information incorporated in this Prospectus by reference to the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 15, 2000, August 11, 2000 and November 11, 2000, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

                                     EXPERT

         The estimated reserve evaluations and related calculations of Mr. Brian Wallace, P.E., Dallas, Texas, an independent petroleum engineer, incorporated in this Prospectus by reference from Patterson's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance upon the authority of Mr. Wallace as an expert in petroleum engineering.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:


         Judiciary Plaza, Room 10024              Seven World Trade Center
         450 Fifth Street, N.W.                   Suite 1300
         Washington, D.C.  20549                  New York, New York  10048


                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                             Chicago, Illinois 60661

         You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

         The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like Patterson, that file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed with the SEC a registration statement on Form S-3 that registers the Securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our Securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus included as part of this Registration Statement.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Securities registered hereby, all of which expenses, except for the SEC registration fee and the NASD filing fee, are estimates:

                        Description                                        Amount
                        -----------                                    -------------
SEC registration fee ...............................................   $       6,924
Accounting fees and expenses .......................................           2,500
Miscellaneous ......................................................           1,188
                                                                       -------------
           Total ...................................................   $      10,612
                                                                       =============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The DGCL provides for indemnification by a corporation of costs incurred by directors, employees and agents in connection with an action, suit or proceeding brought by reason of their position as a director, employee or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights to which these indemnifications or advancements of expenses may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action under official capacity and as to action in another capacity when holding such office.

         In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

         [E]liminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of this Title (dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective....

         The Board of Directors is empowered to make other indemnification as authorized under any bylaw, agreement, the Certificate of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the DGCL.

         Patterson's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director of Patterson will not be liable to Patterson or its stockholders for monetary damages for breach of fiduciary duty as a director. Patterson's Bylaws provide that to the extent that a director or officer of Patterson is successful on the merits in the defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Patterson, he will be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. In other circumstances, a director or officer of Patterson may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of Patterson, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in an action or suit by or in the right of Patterson to procure a judgment in its favor, such person will not be indemnified if he has been adjudged to be liable to Patterson unless and only to the extent that the Delaware Court of Chancery or the court in which such actin or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. A determination that indemnification of a director or officer is proper will be made by a disinterested majority of Patterson's Board of Directors, by independent legal counsel or by the stockholders of Patterson. Patterson's Bylaws also provide that Patterson may advance the payment of expenses and that the indemnification and advancement of expenses provisions of the Bylaws are nonexclusive. Patterson maintains director and officer liability insurance covering director and officer indemnification.

ITEM 16. EXHIBITS.

         The following exhibits are filed herewith or incorporated by reference herein:

                       Item 601
      Exhibit            Cross
      Number           Reference    Document as Form S-3 Exhibit
     -------           ---------    ----------------------------
       2.1                 2        Agreement and Plan of Merger, dated as of
                                    April 12, 1996, among Patterson Energy,
                                    Inc., Patterson Drilling Company and Tucker
                                    Drilling Company, Inc. and amendment
                                    thereto, dated May 16, 1996 (1)

       4.1                 4        Excerpt from Restated Certificate of
                                    Incorporation , as amended, of Patterson
                                    Energy, Inc. regarding authorized Common
                                    Stock and Preferred Stock(2)

       5.1                 5        Opinion of Baker & Hostetler LLP regarding
                                    the legality of the shares to be offered

      10.1                10        Agreement and Plan of Merger, dated as of
                                    January 5, 2001, among Patterson Energy,
                                    Inc., Patterson Drilling Company LP, LLP
                                    and Jones Drilling Corporation

      10.2                10        Asset Purchase Agreement, dated as of
                                    January 5, 2001, among Patterson Energy,
                                    Inc., Patterson Drilling Company LP, LLP,
                                    and L.E. Jones Drilling Company

      15.1                15        Letter of PricewaterhouseCoopers LLP
                                    regarding unaudited interim financial
                                    statements

      23.1                23        Consent of PricewaterhouseCoopers LLP


      23.2                23        Consent of M. Brian Wallace, independent
                                    petroleum engineer

      23.3                23        Consent of Baker & Hostetler LLP (included
                                    in Exhibit 5.1)

      24.1                24        Power of Attorney (included on the signature
                                    page hereto)




---------

 (1) Incorporated by reference to Item 7, "Financial Statements and Exhibits" to Form 8-K dated April 22, 1996, and filed with the SEC on April 30, 1996.

 (2) Incorporated by reference to Item 16, "Exhibits" to Form S-3 dated December 18, 1996 and filed with the SEC on December 18, 1996.



ITEM 17.  UNDERTAKINGS.

         1.       The Company hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

                           (ii) to reflect in the Prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


                           Provided, however, that paragraphs (1)(a)(i) and (1)
         (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (b) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Patterson certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snyder, State of Texas, on the 5th day of January, 2001.

                                          PATTERSON ENERGY, INC.



                                          By: /s/   A. GLENN PATTERSON
                                             ----------------------------------
                                             A. Glenn Patterson
                                             President

         Each of the undersigned officers and directors of Patterson Energy, Inc. hereby appoints Cloyce A. Talbott and A. Glenn Patterson as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the SEC under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments or documents to be filed with the SEC pertaining to the registration of the Securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of January 5, 2001, by the following persons in the capacities indicated:

/s/ CLOYCE A. TALBOTT                 Chairman of the Board, Director and Chief
-------------------------             Executive Officer
     Cloyce A. Talbott
Principal Executive Officer

/s/ A. GLENN PATTERSON                President, Chief Operating Officer and Director
-------------------------
    A. Glenn Patterson

/s/ ROBERT C. GIST                    Director
---------------------
    Robert C. Gist

/s/ SPENCER D. ARMOUR, III            Director
-----------------------------
    Spencer D. Armour, III

/s/ STEPHEN J. DeGROAT                Director
-----------------------------
      Stephen J. DeGroat

/s/ KENNETH R. PEAK                   Director
-----------------------------
      Kenneth R. Peak

/s/ JONATHAN D. NELSON                Vice President--Finance, Secretary and
-----------------------------         Treasurer and Chief Financial Officer
     Jonathan D. Nelson
Principal Accounting Officer

                                 EXHIBIT INDEX

                        Item 601
     Exhibit             Cross
     Number            Reference      Document as Form S-3 Exhibit
     -------           ---------      ----------------------------
       2.1                 2           Agreement and Plan of Merger, dated as of
                                       April 12, 1996, among Patterson Energy,
                                       Inc., Patterson Drilling Company and
                                       Tucker Drilling Company, Inc. and
                                       amendment thereto, dated May 16, 1996 (1)

       4.1                 4           Excerpt from Restated Certificate of
                                       Incorporation , as amended, of Patterson
                                       Energy, Inc. regarding authorized Common
                                       Stock and Preferred Stock(2)

       5.1                 5           Opinion of Baker & Hostetler LLP
                                       regarding the legality of the shares to
                                       be offered

      10.1                10           Agreement and Plan of Merger, dated as of
                                       January 5, 2001, among Patterson Energy,
                                       Inc., Patterson Drilling Company LP, LLP
                                       and Jones Drilling Corporation

      10.2                10           Asset Purchase Agreement, dated as of
                                       January 5, 2001, among Patterson Energy,
                                       Inc., Patterson Drilling Company LP, LLP,
                                       and L.E. Jones Drilling Company

      15.1                15           Letter of PricewaterhouseCoopers LLP
                                       regarding unaudited interim financial
                                       statements

      23.1                23           Consent of PricewaterhouseCoopers LLP

      23.2                23           Consent of M. Brian Wallace, independent
                                       petroleum engineer

      23.3                23           Consent of Baker & Hostetler LLP
                                       (included in Exhibit 5.1)

      24.1                24           Power of Attorney (included on the
                                       signature page hereto)

---------

(1) Incorporated by reference to Item 7, "Financial Statements and Exhibits" to Form 8-K dated April 22, 1996, and filed on April 30, 1996.

(2) Incorporated by reference to Item 16, "Exhibits" to Form S-3 dated December 18, 1996 and filed December 18, 1996.